Exhibit (a)(24)

COMVERGE, INC. PROVIDES UPDATE ON TRANSACTION WITH H.I.G. CAPITAL

Delaware Court Denies Plaintiffs’ Attempt to Enjoin Transaction

Board of Directors Urges Comverge Stockholders to Tender Their Shares into H.I.G. Capital

Offer—Tender Offer Expires Tonight at Midnight

NORCROSS, Ga., May 8, 2012 — Comverge, Inc. (Nasdaq:COMV) (“Comverge”) today announced that the Delaware Court of Chancery has ruled in favor of Comverge, its Board of Directors and H.I.G. Capital, L.L.C. at a preliminary injunction hearing in a class action suit challenging the pending transaction between Comverge and H.I.G. Capital. The Court denied Plaintiffs’ Motion for Preliminary Injunction in its entirety after determining that Plaintiffs failed to demonstrate a reasonable likelihood of succeeding on the merits of their claim that the Comverge directors breached their fiduciary duties and that H.I.G. aided and abetted any breach of fiduciary duties.

“We’re pleased that the Court has rejected Plaintiffs’ arguments regarding the process the Board has undertaken throughout our liquidity challenge in determining to not enjoin the H.I.G. Capital transaction. In turn, we will continue on the path towards closing the transaction with H.I.G.,” said Alec Dreyer, Comverge’s Chairman of the Board of Directors. “The H.I.G. Capital transaction is the culmination of an extensive review of financing and strategic alternatives to maximize value for Comverge stockholders. If the H.I.G. Capital transaction is not successfully completed, stockholders’ existing investment in Comverge may be at serious risk and, while the outcome is uncertain, there is a growing probability as time passes that they may end up receiving nothing for their shares. Our Board of Directors believes that the transaction with H.I.G. Capital is in the best interests of our stockholders and strongly recommends that the stockholders tender their shares into the offer immediately, as the tender offer is scheduled to close tonight at midnight.”

Upon the successful closing of the tender offer, stockholders of Comverge will receive $1.75 in cash for each share of the common stock of the Company tendered in the offer, without interest and less any applicable withholding taxes. Following completion of the tender offer, pursuant to the terms of the merger agreement, H.I.G. Capital expects to complete a second-step merger in which any remaining common shares of Comverge will be converted into the right to receive the same per share price paid in the offer.

Completion of the transaction is subject to customary conditions, including, but not limited to, a majority of the outstanding shares of common stock having been validly tendered and not withdrawn prior to the expiration of the tender offer. The tender offer is not subject to any financing condition.

The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, at the end of the day on May 8, 2012, unless extended or earlier terminated.

About Comverge

With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry’s only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO, as amended, has been filed by Peak Merger Corp. and Peak Holding Corp. with the SEC, and the solicitation/recommendation statement on Schedule 14D-9, as amended, has been filed by Comverge with the SEC. The tender offer statement (including an offer to purchase, forms of letter of transmittal and other offer documents) and the solicitation/recommendation statement were mailed to the Company stockholders. Investors and stockholders may also obtain a free copy of these statements and other documents filed by Peak Merger Corp. and Peak Holding Corp. or by Comverge with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained free of charge by directing such requests to D. F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 967-7921 for stockholders and all others, or to Comverge at Comverge, Inc. Attention: Matthew H. Smith, Senior Vice President and General Counsel, 5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092; or by calling Matthew H. Smith, Senior Vice President and General Counsel, at (678) 392-4954.

Forward Looking Statements

This communication contains forward-looking statements. The forward-looking statements in this communication are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. Those statements include statements regarding the intent, belief or current expectations of Comverge and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the ability of Comverge to control or predict. Such factors include, but are not limited to, uncertainties as to the Company’s current and future financial condition and liquidity. Other factors that may cause actual results to differ materially include those set forth in the reports that Comverge files from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011 and quarterly and current reports on Form 10-Q and Form 8-K, as well as the tender offer documents being filed by Peak Merger Corp. and Peak Holding Corp. and the solicitation/recommendation statement being filed by Comverge. These forward-looking statements reflect the expectations of Comverge as of the date hereof. Comverge does not undertake any obligation to update the information provided herein.

For Additional Information

Jason Cigarran

Vice President, Marketing and Investor Relations

Comverge, Inc.

678-823-6784

jcigarran@comverge.com